EXHIBIT 10.55

SUMMARY OF 2004 AWARD SCHEDULE UNDER THE DEFERRED BONUS PLAN

The following summarizes the amounts awarded to the executive officers of Pinnacle Entertainment, Inc. (the “Company”) under the Company’s deferred bonus plan (the “Deferred Bonus Plan”):

Name and Title	2004 Bonus	Deferred Bonus
Daniel R. Lee Chairman of the Board of Directors and Chief Executive Officer	$400,000	$400,000

Wade W. Hundley Executive Vice President and Chief Operating Officer (promoted to President in February 2005)	$290,000	$75,000

Stephen H. Capp Executive Vice President and Chief Financial Officer	$250,000	$75,000

John Godfrey Senior Vice President, Secretary and General Counsel (promoted to Executive Vice President in February 2005)	$200,000	$60,000

The 2004 bonus amounts represent the current portions of the bonuses. The deferred bonus amounts represent the amounts that will be paid in three equal annual installments beginning in January 2006.